Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.
Phone: 408-736-6900 x168                                                                                                      October 25, 2006

   AFOP REPORTS 3rd QUARTER 2006 RESULTS

   44% Revenue Growth And Positive Operating Margin

Sunnyvale, CA - October 25, 2006 - Alliance Fiber Optic Products, Inc. (NASDAQ CM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the third quarter ended September 30, 2006. The Company's GAAP results reflect the adoption of SFAS 123(R) regarding the expensing of stock-based compensation.

Revenues for the third quarter of 2006 totaled $7,573,000, a 44% increase compared with $5,269,000 for the year ago quarter and 21% increase from revenues of $6,252,000 recorded in the second quarter of 2006. Gross margin in the quarter improved to 29% from 21% in the year ago quarter and 26% in the second quarter of 2006. GAAP net profit for the third quarter of 2006 was $358,000, or $0.01 per share, an improvement over a net loss of $(558,000) in the year ago quarter, or $(0.01) per share, and a net income of $19,000 for the second quarter of 2006, or zero per share.

Included in expenses for the quarter ended September 30, 2006 was $83,000 of stock-based compensation charges under SFAS 123(R). Included in expenses for the quarter ended June 30, 2006 was $32,000 of stock-based compensation charges under SFAS 123(R). There were no deferred stock-based compensation charges for either the quarter ended September 30, or June 30, 2005, respectively.

Peter Chang, President and Chief Executive Officer, commented, "Besides repeated double digit revenue growth and continuous gross margin improvement, the third quarter of 2006 marked another important milestone in AFOP's quarterly financial results - AFOP achieved both positive operating margin and positive operating cash flow in Q3, 2006, after returning to positive earning per share in the previous quarter."

"Our performance reflects increasing demand from key customers, gaining business from newer customers, and continuous improvement of our technical capability and operational efficiency. Our balance sheet remains strong with cash and cash equivalents increasing from the previous quarter to about $30 million."

"Based on input from our customers and current backlog, we expect that revenues in the fourth quarter of 2006 will continue growing. Additionally, with continued focus on operational efficiencies, we believe that earnings in the coming quarter will improve over the previous quarter, and the Company will return to profitability on annual basis in 2006 as well." concluded Mr. Chang

Conference Call

Management will host a conference call at 1:30 p.m. Pacific Time on October 25, 2006 to discuss AFOP's third quarter 2006 financial results. To participate in AFOP's conference call, please call 877-407-9210 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 207081. AFOP will also provide a live webcast of its third quarter 2006 conference call at AFOP's website www.afop.com. An audio replay will be available until November 1, 2006. The dial in number for the replay is 877-660-6853 or 201-612-7415. The replay passcodes (account # 286; conference ID#: 217296) are both required for the replay.

About AFOP

Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film CWDM & DWDM components and modules, optical attenuators, and micro-optics devices. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our ability to continue to improve gross margins, our ability to maintain positive earnings, operating margins or cash flow, our ability to be profitable in future periods, our ability to improve our earnings and the level of earnings in future periods, our ability to increase revenues and the extent of any revenue increase, the ability to sustain increasing customer demand for our products, and our ability to continue to improve our operating efficiency, and technological capabilities, are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand for our products, the timing of customer orders, loss of key customers, ability to ramp new products into volume production, the costs associated with running our operations, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity, failure of cost control initiatives, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's Form 10-Q for the quarter ended June 30, 2006. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	Sep. 30 2006	Dec. 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and short-term investments	$29,826	$29,407
Accounts receivable	3,872	3,570
Inventories	4,812	3,670
Other current assets	799	634

Total current assets	39,309	37,281
Property and equipment, net	4,057	4,564
Other assets	152	105

Total assets	$43,518	$41,950

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,159	$2,342
Accrued expenses and other liabilities	2,605	2,428

Total current liabilities	5,764	4,770
Long-term liabilities	803	859

Total liabilities	6,567	5,629
Stockholders' equity	36,951	36,321

Total liabilities and stockholders' equity	$43,518	$41,950

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Sep. 30 2006	Jun. 31 2006	Sep. 30 2005	Sep. 30 2006	Sep. 30 2005
Revenues	$7,573	$6,252	$5,269	$19,046	$15,453
Cost of revenues	5,402	4,621	4,141	13,907	12,293

Gross profit	2,171	1,631	1,128	5,139	3,160

Operating expenses:
Research and development	815	708	784	2,282	2,618
Sales and marketing	543	555	519	1,684	1,653
General and administrative	789	720	756	2,272	2,219

Total operating expenses	2,147	1,983	2,059	6,238	6,490

Income(loss) from operations	24	(352)	(931)	(1,099)	(3,330)
Interest and other income, net	334	371	373	1,103	1,240

Net income (loss)	$358	$19	$(558)	$4	$(2,090)

Net income (loss) per share - basic and diluted
Basic	$0.01	$0.00	$(0.01)	$0.00	$(0.05)
Diluted	$0.01	$0.00	$(0.01)	$0.00	$(0.05)

Weighted average shares outstanding
Basic	40,205	40,086	39,405	40,023	39,228
Diluted	43,728	43,713	39,405	43,545	39,228

Included in costs and expenses above:
Stock based compensation charges
Included in costs and expenses above:
Cost of revenue	$33	$9	$-	$65	$-
Research and development	17	6	-	38	-
Sales and marketing	6	4	-	22	-
General and administrative	27	13	-	67	-

Total	$83	$32	$-	$192	$-